Exhibit 3.1

SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRANZYME, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Tranzyme, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.             That the name of this corporation is Tranzyme, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 12, 1998 under the name Tranzyme, Inc.

2.             That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is Tranzyme, Inc. (the “Corporation”)

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  Effective upon the filing of this Seventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”), (i) every seven (7) shares of the Common Stock, par value $0.00001 per share, of the Corporation (the “Old Common Stock”), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date, shall automatically be combined into one (1) share of the Common Stock, par value $0.00001 per share, of the Corporation (the “New Common Stock”) and (ii) every share of the Class A Common Stock, par value $0.00001 per share, of the Corporation then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date shall automatically be redesignated as New Common Stock, without any further action by the holders of such shares of Old Common Stock (and any fractional shares resulting from such exchange will not be issued but will be paid out in cash equal to such fraction multiplied by the price per share of the Corporation’s Common Stock sold in a Qualified Public Offering, or in the event the Corporation does not consummate a Qualified Public Offering prior to May 31, 2011, the fair market value thereof as determined by the Board) (the “Reverse Split”). Each stock certificate representing shares of Old Common Stock prior to the Reverse Split shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. The New Common Stock is not issuable as set forth above unless certificates evidencing such shares of Old Common Stock are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), of which 26,442,362 shares shall be designated the Class C Voting Non-Equity Common Stock (the “Special Voting Common Stock”), and (ii) 88,370,680 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”), of which (A) 69,300,000 shares shall be designated the “Series A Preferred Stock” (the “Series A Preferred Stock”), (B) 17,500,000 shares shall be designated the “Series A-l Voting Non-Equity Preferred Stock” (the “Special Voting Preferred Stock”), (C) 1,570,680 shares shall be designated the “Series B Preferred Stock” (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Equity Preferred Stock”) and (D) 5,000,000 shares shall be designated as “Undesignated Preferred Stock” (the “Undesignated Preferred Stock”).

The number of authorized shares of the class of Common Stock and Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law (subject to the terms of the Designated Preferred and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article FOURTH.

A.            COMMON STOCK.

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate of Incorporation (or in any certificate of designations of any series of Undesignated Preferred Stock), the Common Stock and the Special Voting

Common Stock shall have the following respective rights, preferences, privileges and restrictions:

1.                                       Common Stock

(a)           Dividends.  Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof.

(b)           Voting Rights. The holders of the Common Stock and the Special Voting Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate of Incorporation (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the General Corporation Law.

(c)           Liquidation Rights.  Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

(d)           Drag Along.  The holders of Common Stock shall take such actions with respect to such shares of Common Stock as required under Subsection 3(d) of Part C of Article FOURTH.

2.                                       Special Voting Common Stock

(a)           Dividends.  No dividends may be paid on the shares of the Special Voting Common Stock.

(b)           Voting Rights.  The holders of the Common Stock and the Special Voting Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this

Certificate of Incorporation (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the General Corporation Law.

(c)           Liquidation Rights.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including any Deemed Liquidation Event), the holders of the shares of the Special Voting Common Stock shall not be entitled to receive any portion of the funds to be distributed to the stockholders.

(d)           Redemption Rights.

(i)            This Section A(2)(d) shall terminate on the day immediately following the day on which the Put and Support Agreement expires or is terminated in accordance with its terms.  For purposes of this Certificate of Incorporation, “Put and Support Agreement” means that certain Amended and Restated Put and Support Agreement dated as of May 12, 2005 by and among certain stockholders of the Corporation, Tranzyme Pharma Inc., Tranzyme Holdings ULC and the other parties thereto.

(ii)           In the event a holder of the shares of Special Voting Common Stock fails to fully comply with the obligations set forth in the Amended and Restated Put Agreement upon the occurrence of an Automatic Put Event (as defined in the Put and Support Agreement) or upon the voluntary exercise of a Put Right (as defined in the Put and Support Agreement) (a “Defaulting Holder”), the Corporation shall have the right, to be exercised as set forth below, to redeem all shares of Special Voting Common Stock then held by such Defaulting Holder for an aggregate redemption price of one dollar ($1.00) (the “Redemption Price”).

(iii)          In any case of a redemption of shares of Special Voting Common Stock under this Section A(2)(d), the Corporation shall, at least five (5) business days before the date on which the Corporation, in its sole discretion, has decided to redeem shares of Special Voting Common Stock (the “Redemption Date”), send or cause to be sent to each Defaulting Holder a notice in writing of the redemption by the Corporation of the shares of Special Voting Common Stock held by each such holder.  Such notice shall advise each Defaulting Holder of (i) the fact that the shares of Special Voting Common Stock held by each such Defaulting Holder shall be redeemed and (ii) the Redemption Date.

(iv)          On or after the Redemption Date, the Corporation shall cause to be delivered to the Defaulting Holders the Redemption Price upon presentation and surrender at the principal executive offices of the Corporation or at such other reasonable place as may be specified by the Board of Directors of the Corporation by notice to the Defaulting Holders, of the certificates representing such shares of Special Voting Common Stock together with such other documents and instruments as may be required to effect a redemption and cancellation of shares of Special Voting Common Stock under the General Corporation Law of Delaware and the provisions hereof and such additional documents and instruments as the Corporation may reasonably require.  Payment of the Redemption Price for such shares of Special Voting Common Stock shall be made by the delivery of an amount equal to the Redemption Price to each Defaulting Holder at the address of the holder in the securities register or by holding for pick-up by the holder at the principal executive offices of the Corporation or at such other reasonable place as may be specified by the Board of Directors of the Corporation by notice to the Defaulting Holders.  Notwithstanding the foregoing, the failure by a Defaulting Holder to deliver any certificate, document or instrument to the Corporation in accordance with this Section A(2)(d) shall not in any way affect or delay the redemption of the shares of Special Voting Common Stock to be redeemed by the Corporation on the Redemption Date.

(v)           On and after the Redemption Date, the Defaulting Holders called for redemption shall cease to be holders of shares of Special Voting Common Stock and shall not be entitled to exercise any of the rights of holders of shares of Special Voting Common Stock, other than the right to receive the Redemption Price, and the securities and stockholders’ registers of the Corporation shall be accordingly updated to reflect the fact that the persons whose shares of Special Voting Common Stock have been redeemed in accordance with the provisions of this Section A(2)(d) are, as of the Redemption Date, no longer holders of shares of Special Voting Common Stock.

(e)           Drag Along.  The holders of Special Voting Common Stock shall take such actions with respect to such shares of Special Voting Common Stock as required under Subsection 3(d) of Part C of Article FOURTH.

B.            PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

C.            EQUITY PREFERRED STOCK.

The Equity Preferred Stock shall have the following respective rights, preferences, privileges and restrictions:

1.                                       Dividends.

The holders of the Equity Preferred Stock shall be entitled, when, as and if declared by the Board of Directors of the Corporation, consistent with the General Corporation Law, on each outstanding share of Equity Preferred Stock, on a pari passu basis, to dividends and distributions, whether of cash, securities of other persons, evidences of indebtedness, assets.  Convertible Securities, Options or rights to acquire any of the above, out of funds and assets of the Corporation lawfully available for that purpose.  The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation unless the holders of the Equity Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Equity Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Equity Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Equity Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Equity Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below) per share for such series of Equity Preferred Stock.  For purposes of this Certificate of Incorporation, the “Series A Original Issue Price” shall mean $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock distribution, stock split, combination or other similar recapitalization affecting the Series A Preferred Stock), the “Series B Original Issue Price” shall mean $1.91 per share (subject to appropriate adjustment in the event of any stock dividend, stock distribution, stock split, combination or other similar recapitalization affecting the Series B Preferred Stock), and the “Original Issue Price” shall mean either or both the Series A Original Issue Price and/or the Series B Original Issue Price, as the context denotes.

2.                                       Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)           Preferential Payments to Holders of Equity Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including any Deemed Liquidation Event, as defined below), the holders of shares of Equity Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, on a pari passu basis and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the applicable Original Issue Price for such series of Equity Preferred Stock, plus any dividends declared but unpaid thereon.  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Equity Preferred Stock the full amount to which they shall be entitled, the holders of shares of Equity Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)           Distribution of Remaining Assets.  After the payment of all preferential amounts required to be paid to the holders of shares of Equity Preferred Stock, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Equity Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation (including any Deemed Liquidation Event).  The aggregate amount which a holder of a share of Equity Preferred Stock is entitled to receive under Subsection 2(a) and Subsection 2(b) is hereinafter referred to as the “Preferred Liquidation Amount.”

(c)           Deemed Liquidation Events.

(i)            The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the holders of sixty percent (60%) of the Series A Preferred Stock and the Special Voting Preferred Stock, voting together as a single class on an As Converted Basis (defined below), elect otherwise by written notice given to the Corporation at least twenty (20) days prior to the effective date of any such event:

(A)          a merger or consolidation in which

(I)            the Corporation is a constituent party or

(II)           a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(c)(i), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B)           the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation; or

(C)           the sale or other disposition by means of a transaction or series of related transactions to which the Corporation is a party of more than 50% of the voting capital stock of the Corporation (whether issued and outstanding, newly issued or from treasury, or any combination thereof), other than a transaction or series of related transactions the principal purpose of which is capital raising, unless as a result of such transaction or series of related transactions one holder of the Corporation’s shares of voting capital stock, together with all of its affiliates, holds a majority of the Corporation’s voting capital stock.

For purposes of this Certificate of Incorporation, “As Converted Basis” shall mean: (i) with respect to any shares of Equity Preferred Stock, that number of shares of Common Stock into which such shares of Equity Preferred Stock may then be converted; and (ii) with respect to any shares of Special Voting Preferred Stock, that number of shares of Common Stock into which an equivalent number of shares of Series A Preferred Stock may then be converted.

(ii)           Unless the holders of sixty percent (60%) of the Series A Preferred Stock and the Special Voting Preferred Stock, voting together as a single class on an As Converted Basis, elect otherwise the Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above.

(iii)          In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(II), Subsection 2(c)(i)(B) or Subsection 2(c)(i)(C) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Equity Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Equity Preferred Stock, and (B) if the holders of at least sixty percent (60)% of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Equity Preferred Stock at a price per share equal to the Preferred Liquidation Amount.  In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Equity Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Equity Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem each holder’s shares of Equity Preferred Stock ratably in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such redemption if all amounts payable on or with respect to such shares were paid in full and the Corporation shall redeem in the same manner the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(d)           Liquidation Redemption Notice.

(i)            Written notice of the liquidation redemption described in Subsection 2(c)(iii) (the “Liquidation Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Equity Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to the Liquidation Redemption Date.  Each Liquidation Redemption Notice shall state: (I) the number of shares of Equity Preferred Stock held by the holder that the Corporation shall redeem on the Liquidation Redemption Date specified in the Liquidation Redemption Notice; (II) the Liquidation Redemption Date and the Preferred Liquidation Amount; and (III) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Equity Preferred Stock to be redeemed.

(ii)           On or before the applicable Liquidation Redemption Date, each holder of shares of Equity Preferred Stock to be redeemed on such Liquidation Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Liquidation Redemption Notice, and thereupon the Applicable Liquidation Amount or, if greater, the amount payable with respect to such shares of Equity Preferred Stock pursuant to Subsection 2(b), for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  In the event less than all of the shares of Equity Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Equity Preferred Stock shall promptly be issued to such holder.

(iii)          If the Liquidation Redemption Notice shall have been duly given, and if on the Liquidation Redemption Date the Preferred Liquidation Amount or, if greater, the amount payable with respect to such shares of Equity Preferred Stock pursuant to Subsection 2(b), payable upon redemption of the shares of Equity Preferred Stock to be redeemed on such Liquidation Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Equity Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive the Preferred Liquidation Amount or, if greater, the amount payable with respect to such shares of Equity Preferred Stock pursuant to Subsection 2(b) without interest upon surrender of their certificate or certificates therefor.

(iv)          Any shares of Equity Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred.  The Corporation may not exercise any voting or other rights granted to the holders of Equity Preferred Stock following redemption.

(e)           Value of Liquidation Proceeds.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Deemed Liquidation or liquidation redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  If the amount deemed paid or distributed under this Subsection 2(c)(iv) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(A)          For securities not subject to investment letters or other similar restrictions on free marketability,

(1)           if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty-day (30) period ending three (3) days prior to the closing of such transaction;

(2)           if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty-day (30) day period ending three (3) days prior to the closing of such transaction; or

(3)           if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(B)           The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.

3.                                       Voting.

(a)           On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Equity Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Equity Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or as provided in this Certificate of Incorporation, holders of Equity Preferred Stock shall vote together with the holders of Common Stock, Special Voting Common Stock, Special Voting Preferred Stock and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b)           For so long as any shares of Series A Preferred Stock remain outstanding, the holders of record of the shares of Series A Preferred Stock, voting together as a single class on an As Converted Basis, shall be entitled to elect three (3) directors of the Corporation (the “Series A Directors”).  Any Series A Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the Series A Preferred Stock, voting together as a single class on an As Converted Basis, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  At any meeting held for the purpose of electing a Series A Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum for the purpose of electing such director.  A vacancy in any directorship filled by the holders of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of Series A Preferred Stock, voting together as a single class on an As Converted Basis.

(c)                                  At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock and Special Voting Preferred Stock, voting together as a single class on an As Converted Basis, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i)                                     liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger, consolidation, recapitalization, reorganization or Deemed Liquidation Event, or consent to any of the foregoing;

(ii)                                  amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(iii)                               create any additional class or series of shares of stock unless the same ranks junior to the Equity Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights, or increase the authorized number of shares of Equity Preferred Stock or increase or decrease the authorized number of shares of any additional class or series of shares of stock, or create or authorize any obligation or security convertible into shares of any class or series of stock unless the same ranks junior to the Equity Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights;

(iv)                              purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Equity Preferred Stock as expressly authorized herein, or permit any subsidiary of the Corporation to take any such action, except for (A) securities repurchased from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (B) shares of

Special Voting Common Stock and/or Special Voting Preferred Stock repurchased from a Defaulting Holder pursuant to Section 2 of Part A of Article FOURTH or Section 4 of Part D of Article FOURTH, respectively;

(v)                                 create, or authorize the creation of, or issue, or authorize the issuance of, or permit any subsidiary to take any such action, any indebtedness including, without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation and any security of the Corporation which is a combination of debt and equity; provided, however that the written consent or affirmative vote of the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock and Special Voting Preferred Stock, voting together as a single class on an As Converted Basis, shall not be required if the creation, issuance or authorization of indebtedness has received the prior approval of the Board of Directors, including the approval of at least a majority of the Series A Directors;

(vi)                              increase or decrease the authorized number of directors constituting the Board of Directors to less than seven (7) or more than nine (9) directors;

(vii)                           issue, or obligate itself to issue, any shares of Common Stock (or any securities convertible into or exchangeable for shares of Common Stock) other than Exempted Securities as defined in Subsection 4(d)(i) below;

(viii)                        discontinue, abandon or materially change the character of the Corporation’s business as such business is conducted or proposed to be conducted on the Series B Original Issue Date (as defined below);

(ix)                                organize or acquire any entity that is not a subsidiary; permit any subsidiary to consolidate or merge into or with or sell or transfer all or substantially all its assets to another entity other than the Corporation; issue, sell or otherwise transfer any shares of its capital stock in consideration of or in exchange for the assets or shares of capital stock of another entity; sell or otherwise transfer any shares of capital stock of any subsidiary, or permit any subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any subsidiary; or permit any subsidiary to purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of its stock, except for dividends or other distributions payable to the Corporation;

(x)                                   sell, lease, transfer or make any other disposition, including any non-exclusive or exclusive license, in a single transaction or series of related transactions, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Corporation;

(xi)                                alter or amend the terms of the Corporation’s Amended 2003 Stock Option Plan, or approve, alter or amend any other plan, agreement or arrangement pursuant to which the Corporation proposes to issue of Common Stock to employees or directors of, or consultants to, the Corporation or any of its subsidiaries; or

(xii)                             except as may otherwise be required by applicable law, make any voluntary declaration of bankruptcy or general assignment for the benefit of creditors or make any similar proposal to its creditors.

(d)                                 In the event that (A) the Board of Directors approves a transaction that qualifies as a “Deemed Liquidation Event” pursuant to Subsection 2(c) above (such events being referred to in this Subsection 3(d) as a “Sale of the Corporation”), and (B) the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock and Special Voting Preferred Stock, voting together as a single class on an As Converted Basis (the “Requesting Stockholders”), approve such Sale of the Corporation, then, if so requested by the Requesting Stockholders, each holder of the Corporation’s outstanding shares of capital stock (for purposes of this Subsection 3(d). “Shares”) shall with respect to all Shares held by such holder and any other Corporation securities over which such holder otherwise exercises dispositive power:

(i)                                     with respect to any vote of the stockholders in connection with the Sale of the Corporation, (a) if the matter is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Corporation to vote on the approval of a Sale of the Corporation, be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (b) vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Sale of the Corporation and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Corporation to consummate such Sale of the Corporation;

(ii)                                  in the event that the Sale of the Corporation is to be effected by the sale of shares of capital stock by the Requesting Investors without the need for stockholder approval, sell all shares of capital stock of the Corporation beneficially held by such stockholder (or in the event that the Requesting Stockholders are selling fewer than all of their shares of capital stock of the Corporation, shares in the same proportion as the Requesting Stockholders are selling) to the person to whom the Requesting Stockholders propose to sell their shares, except that a stockholder will not be required to sell his, her or its shares unless (1) such stockholder receives with respect to his, her or its shares of a class or series of Shares the same amount of consideration per Share as every other stockholder participating in the transaction receives with respect to his, her or its Shares of the same class or series, (2) such stockholder is given the same option, if any, as every other holder of Shares of the same class or series as to the form of consideration to be received, in each case on a pro rata basis (based on the amount of consideration received), subject, only to such stockholder’s eligibility to receive such form of consideration under applicable securities laws or the applicable exemption from the registration requirements thereunder, and (3) the maximum liability of such stockholder in connection with such transaction does not exceed the consideration payable to such stockholder in such transaction (other than in the case of potential liability for fraud or willful misconduct by such stockholder or breach of a representation by such stockholder relating to such stockholder’s title to its securities as to which liability there need not be any such limitation);

(ii)                                  refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Corporation;

(iii)                               execute and deliver all related documentation in its capacity as a stockholder and take such other action incidental to and in support of the Sale of the Corporation in its capacity as a stockholder as shall reasonably be requested by the Corporation or the Requesting Stockholders; and

(iv)                              not deposit, and shall cause any of his, her or its affiliates not to deposit, any voting securities owned by such stockholder or affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such shares of capital stock, unless specifically requested to do so by the acquiror in connection with a Sale of the Corporation.

4.                                       Optional Conversion.

The holders of the Equity Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Each share of Equity Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” shall be equal to $7.00 and the “Series B Conversion Price” shall be equal to $13.37, and the “Conversion Price” shall mean either or both the Series A Conversion Price and/or the Series B Conversion Price, as the context denotes.  The initial applicable Conversion Price for each series of Equity Preferred Stock, and the rate at which shares of Equity Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Equity Preferred Stock.

(b)                                 Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Equity Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Equity Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)                                  Mechanics of Conversion.

(i)                                     In order for a holder of Equity Preferred Stock to voluntarily convert shares of Equity Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Equity Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Equity Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Equity Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Equity Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)                                  The Corporation shall at all times when the Equity Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Equity Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Equity Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Equity Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Equity Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Equity Conversion Price.

(iii)                               All shares of Equity Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.  Any shares of Equity Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the respective authorized number of shares of such series of Equity Preferred Stock accordingly.

(iv)                              Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Equity Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v)                                 The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Equity Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Equity Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)                                 Adjustments to Conversion Price for Diluting Issues.

(i)                                     Special Definitions.  For purposes of this Section 4, the following definitions shall apply:

(A)                              “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)                                “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(C)                                “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including the Equity Preferred Stock, Special Voting Common Stock or Special Voting Preferred Stock, but excluding Options.

(D)                               “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than the following (“Exempted Securities”):

(I)                                    shares of Common Stock issued or deemed issued as a dividend or distribution on Equity Preferred Stock;

(II)                                shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III)                            shares of Common Stock or Special Voting Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to the Corporation’s Amended 2003 Stock Option Plan or pursuant to any other plan, agreement or arrangement in effect as of the Series B Original Issue Date or later adopted and approved by at least sixty-six and two-thirds percent (66 2/3%) of the Board of Directors of the Corporation, including a majority of the Series A Directors;

(IV)                            shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(V)                                shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions, pursuant to a debt financing or equipment leasing approved by at least sixty-six and two-thirds percent (66 2/3%) of the Board of Directors of the Corporation, including a majority of the Series A Directors;

(VI)                            shares of Common Stock issued or issuable to licensors or licensees in connection with a strategic collaboration approved by at least sixty-six and two-thirds percent (66 2/3%) of the Board of Directors of the Corporation, including a majority of the Series A Directors;

(VII)                        the issuance of shares of Series B Preferred Stock pursuant to that certain Series B Preferred Stock Purchase Agreement dated June 11, 2010 by and among the Corporation, Tranzyme Pharma Inc., Tranzyme Holdings ULC and the purchaser named therein;

(VIII)                    the issuance of shares of Convertible Securities upon conversion of those certain Subordinated Convertible Promissory Notes issued pursuant to that certain Note Purchase Agreement dated October 2, 2008 by and among the Corporation and the lenders named therein;

(IX)                           the issuance of shares of Common Stock or Convertible Securities pursuant to that certain License Agreement dated June 11, 2010 by and between the Corporation and the other party named therein;

(X)                               the issuance of shares of Common Stock and Series A Preferred Stock issued to shareholders of Tranzyme Pharma Inc., a Canadian corporation, or Tranzyme Holdings ULC, a wholly-owned subsidiary of the Corporation, in connection with the exercise of Put Rights pursuant to the Put and Support Agreement;

(XI)                           the issuance of up to 200,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) upon exercise of certain Warrants to Purchase Stock issued to certain lenders on or about December 3, 2008; or

(XII)                       shares issued in the Corporation’s Qualifying Public Offering (as hereinafter defined).

(ii)                                  No Adjustment of Conversion Price.

(A)                              Series A Preferred Stock.  No adjustment in the Series A Conversion Price shall be made pursuant to Subsection 4(d)(iv)(A) below as the result of the issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock and Special Voting Preferred Stock, voting together as a single class on an As Converted Basis, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(B)                                Series B Preferred Stock.  No adjustment in the Series B Conversion Price shall be made pursuant to Subsection 4(d)(iv)(B) below as the result of the issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)                               Deemed Issue of Additional Shares of Common Stock.

(A)                              If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), or (IV)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)                                If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Equity Preferred Stock pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the respective Conversion Price for the applicable series of Equity Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price for such series of Equity Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the respective Conversion Price for any series of Equity Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Equity Preferred Stock on the original adjustment date, or (ii) the Conversion Price for such series of Equity Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)                                If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), or (IV)), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the respective Conversion Price for any series of Equity Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto

(determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)                               Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the respective Conversion Price of any series of Equity Preferred Stock pursuant to the terms of Subsection 4(d)(iv) below, the Conversion Price for such series of Equity Preferred Stock shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A)                              Series A Preferred Stock.  In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.00001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(B)                                Series B Preferred Stock.  In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) - (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

“CP1” shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Equity Preferred Stock and Special Voting Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v)           Determination of Consideration.  For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)          Cash and Property: Such consideration shall:

(I)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)         in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)            the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)          Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the respective Conversion Price of any series of Equity Preferred Stock pursuant to the terms of Subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than thirty (30) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Equity Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

(e)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock the applicable Conversion Price for each series of Equity Preferred Stock in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, except for the combination effected by the Reverse Split, the applicable Conversion Price for each series of Equity Preferred Stock in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price for each series of Equity Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price for each series of Equity Preferred then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not folly paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price for each series of Equity Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter such respective Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Equity Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Equity Preferred Stock had been converted into Common Stock on the date of such event.

(g)           Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section (C)(1) do not apply to such dividend or distribution, then and in each such event the holders of Equity Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Equity Preferred Stock had been converted into Common Stock on the date of such event.

(h)           Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Equity Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Equity Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Equity Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Equity Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price for each series of Equity Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Equity Preferred Stock.

(i)            Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the respective Conversion Price of any series of Equity Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Equity Preferred Stock so adjusted a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Equity Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Equity Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such holder’s Equity Preferred Stock.

(j)            Notice of Record Date.  In the event:

(i)            the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Equity Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Equity Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Equity Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Equity Preferred Stock and the Common Stock.  Such notice shall be sent at least five (5) business days prior to the record date or effective date for the event specified in such notice.  Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5.                                       Mandatory Conversion.

(a)           Series A Preferred Stock Mandatory Conversion.  Upon the earlier of (A) the closing of the sale of shares of Common Stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares, other than the Reverse Split), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30 million of gross proceeds to the Corporation as a result of which the Corporation’s Common Stock will be listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (a “Qualifying Public Offering”), (B) the closing of the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation, or the sale, in a single transaction or series of related transactions to which the Corporation is a party of all of the capital stock of the Corporation, as a result of which transaction or series of related transactions, each holder of Series A Preferred Stock and/or Common Stock on an as-converted to Common Stock basis, shall receive aggregate gross proceeds in cash or securities available for immediate re-sale on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, in each case free from escrow, lock-ups or similar arrangements, having a fair market value of at least $5.00 per share per share of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares, other than the Reverse Split) (a “Qualified Sale”) or (C) a date specified by vote or written consent of the holders of at least eighty percent (80%) of the then outstanding shares of Series A Preferred Stock and Special Voting Preferred Stock, voting together as a single class on an As Converted Basis (a “Mandatory Conversion Election”), (i) ail outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

(b)           Series B Preferred Stock Mandatory Conversion.  Upon the earlier of (A) the closing of the initial sale of shares of Common Stock to the public a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Initial Public Offering”), (B) a Qualified Sale or (C) a Mandatory Conversion Election, (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

For purposes of this Section 5, the “Mandatory Conversion Date” shall mean either (A) in the case of a Qualifying Public Offering, the closing date of such Qualifying Public Offering, (B) in the case of the Initial Public Offering, the closing date of such Initial Public Offering, (C) in the case of a Qualified Sale, the closing date of such Qualified Sale or (C) in the case of a Mandatory

Conversion Election, the date specified pursuant to such Mandatory Conversion Election; provided, however, that in the case of a Qualified Sale, the Mandatory Conversion Date shall not occur prior to the date of issuance of any shares of Series A Preferred Stock constituting the “U.S. Corporation Consideration Shares” (as defined in the Put and Support Agreement) delivered to holders of exchangeable shares of the capital of Tranzyme Pharma Inc. in connection with a Mandatory Put (as defined in the Put and Support Agreement) pursuant to Article 3 of the Put and Support Agreement; provided further, however, that upon the issuance by the Corporation of such shares of Series A Preferred Stock constituting the “U.S. Corporation Consideration Shares” in accordance with the foregoing, such shares of Series A Preferred Stock constituting the “U.S. Corporation Consideration Shares” shall be forthwith subject to mandatory conversion into shares of Common Stock pursuant to this Section 5.

(b)           All holders of record of shares of the applicable series of Equity Preferred Stock shall be given written notice of the applicable Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of the applicable series of Equity Preferred Stock pursuant to this Section 5.  Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date.  Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of the applicable series of Equity Preferred Stock.  Upon receipt of such notice, each holder of shares of such series of Equity Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5.  On the Mandatory Conversion Date, all outstanding shares of the applicable series of Equity Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to such series of Equity Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such series of Equity Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for the applicable series of Equity Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)           All certificates evidencing shares of Equity Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Equity Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  Such converted Equity Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Equity Preferred Stock accordingly.

6.             Waiver.  Any of the rights, powers or preferences of the holders of Equity Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least sixty percent (60%) of the shares of Series A Preferred Stock and the Special Voting Preferred Stock then outstanding, voting together as a single class and on an As Converted Basis.

D.            SPECIAL VOTING PREFERRED STOCK.

1.                                       Dividends.  No dividends may be paid on the shares of the Special Voting Preferred Stock.

2.                                       Voting Rights.

(a)           On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Special Voting Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which that number of shares of Series A Preferred Stock as is equal to the number of Special Voting Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or as provided in this Certificate of Incorporation, holders of Special Voting Preferred Stock shall vote together with the holders of Common Stock, Special Voting Common Stock, Equity Preferred Stock and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b)           For so long as any shares of Special Voting Preferred Stock remain outstanding, the holders of record of the shares of Special Voting Preferred Stock, voting together as a single class on an As Converted Basis, shall be entitled to elect one (1) director of the Corporation (the “Special Voting Preferred Director”).  Any Special Voting Preferred Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the Special Voting Preferred Stock, voting together as a single class on an As Converted Basis, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  At any meeting held for the purpose of electing a Special Voting Preferred Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Special Voting Preferred Stock shall constitute a quorum for the purpose of electing such director.  A vacancy in any directorship filled by the holders of Special Voting Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of Special Voting Preferred Stock, voting together as a single class on an As Converted Basis.

3.             Liquidation Rights.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including any Deemed Liquidation Event), the holders of the shares of the Special Voting Preferred Stock shall not be entitled to receive any portion of the funds to be distributed to the stockholders.

4.                                       Redemption Rights.

(a)           This Section D(4) shall become effective upon execution of the Put and Support Agreement and shall terminate on the day immediately following the day on which the Put and Support Agreement expires or is terminated in accordance with its terms.

(b)           In the event a holder of the shares of Special Voting Preferred Stock (a “Defaulting Holder”) fails to fully comply with the obligations set forth in the Amended and Restated Put Agreement upon the occurrence of an Automatic Put Event (as defined in the Amended and Restated Put Agreement) the Corporation shall have the right, to be exercised as set forth below, to redeem all shares of Special Voting Preferred Stock then held by such Defaulting Holder for an aggregate redemption price of one dollar ($1.00) (the “Redemption Price”).

(c)           In any case of a redemption of shares of Special Voting Preferred Stock under this Section (D)(4), the Corporation shall, at least five (5) business days before the date on which the Corporation, in its sole discretion, has decided to redeem shares of Special Voting Preferred Stock (the “Redemption Date”), send or cause to be sent to each Defaulting Holder a notice in writing of the redemption by the Corporation of the shares of Special Voting Preferred Stock held by each such holder.  Such notice shall advise each Defaulting Holder of (i) the fact that the shares of Special Voting Preferred Stock held by each such Defaulting Holder shall be redeemed and (ii) the Redemption Date.

(d)           On or after the Redemption Date, the Corporation shall cause to be delivered to the Defaulting Holders the Redemption Price upon presentation and surrender at the principal executive offices of the Corporation or at such other reasonable place as may be specified by the Board of Directors of the Corporation by notice to the Defaulting Holders, of the certificates representing such shares of Special Voting Preferred Stock together with such other documents and instruments as may be required to effect a redemption and cancellation of shares of Special Voting Preferred Stock under the General Corporation Law of Delaware and the provisions hereof and such additional documents and instruments as the Corporation may reasonably require.  Payment of the Redemption Price for such shares of Special Voting Preferred Stock shall be made by the delivery of an amount equal to the Redemption Price to each Defaulting Holder at the address of the holder in the securities register or by holding for pick-up by the holder at the principal executive offices of the Corporation or at such other reasonable place as may be specified by the Board of Directors of the Corporation by notice to the Defaulting Holders.  Notwithstanding the foregoing, the failure by a Defaulting Holder to deliver any certificate, document or instrument to the Corporation in accordance with this Section A(2)(d) shall not in any way affect or delay the redemption of the shares of Special Voting Preferred Stock to be redeemed by the Corporation on the Redemption Date.

(e)           On and after the Redemption Date, the Defaulting Holders called for redemption shall cease to be holders of shares of Special Voting Preferred Stock and shall not be entitled to exercise any of the rights of holders of shares of Special Voting Preferred Stock, other than the right to receive the Redemption Price, and the securities and stockholders’ registers of the Corporation shall be accordingly updated to reflect the fact that the persons whose shares of Special Voting Preferred Stock have been redeemed in accordance with the provisions of this Section (D)(4) are, as of the Redemption Date, no longer holders of shares of Special Voting Preferred Stock.

5.                                       Mandatory Conversion.

(a)           In the event that any of the Class A Preferred Exchangeable Shares (as such shares may be hereafter amended or redesignated, the “Class A Preferred Exchangeable Shares”) in the share capital of Tranzyme Pharma Inc. (the “Canadian Corporation”) then held by any holder of shares of Special Voting Preferred Stock are converted into Common Exchangeable Shares (as such shares may be hereafter amended or redesignated, the “Common Exchangeable Shares”) in the share capital of the Canadian Corporation in accordance with the articles of incorporation of the Canadian Corporation, as amended and in effect from time to time (the “Canadian Articles”) (e.g., pursuant to a voluntary conversion under Section 3.1.1 of Article 3 of the Canadian Articles, pursuant to an automatic conversion under Section 3.1.2 of Article 3 of the Canadian Articles or pursuant to a special mandatory conversion under Section 3.1.5 of Article 3 of the Canadian Articles), then that number of shares of Special Voting Preferred Stock then held by such holder that is equal to the number of Class A Preferred Exchangeable Shares so converted into Common Exchangeable Shares shall automatically, and without any further action on the part of such holder, be converted into such number of shares of Special Voting Common Stock as is equal to the number of whole shares of Common Stock into which that number of shares of Series A Preferred Stock as is equal to such number of Special Voting Preferred Stock held by such holder and subject to conversion under this Section 5 are then convertible, effective upon, subject to, and concurrently with, the conversion of such Class A Preferred Exchangeable Shares into Common Exchangeable Shares.  Upon such conversion (a “Special Voting Preferred Stock Mandatory Conversion”), any shares of Special Voting Preferred Stock so converted shall be cancelled and not subject to reissuance.

(b)           Upon a Special Voting Preferred Stock Mandatory Conversion, each holder of shares of Special Voting Preferred Stock converted pursuant to Section 5(a) shall surrender his, her or its certificate or certificates for all such shares so converted to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Special Voting Common Stock to which such holder is entitled pursuant to this Section 5.  All rights with respect to the Special Voting Preferred Stock converted pursuant to Section 5(a), including the rights, if any, to receive notices and vote (other than as a holder of Special Voting Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of snares of Special Voting Common Stock into which such Special Voting Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Special Voting Preferred Stock Mandatory Conversion and the surrender of the certificate or certificates for Special Voting Preferred Stock so converted, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Special Voting Common Stock issuable on such conversion in accordance with the provisions hereof and, in respect of any fraction of a share of Special Voting Common Stock otherwise issuable upon such conversion, cash equal to such fraction multiplied by $0.00001.

(c)           All certificates evidencing shares of Special Voting Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the time of the Special Voting Preferred Stock Mandatory Conversion, be deemed to have been retired and cancelled, and the shares of Special Voting Preferred Stock converted pursuant to Section 5(a) represented thereby shall, from and after the time of the Special Voting Preferred Stock Mandatory Conversion, be deemed to have been converted into Special Voting Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Special Voting Preferred Stock accordingly.

6.             Drag Along.  The holders of Special Voting Preferred Stock shall take such actions with respect to such shares of Special Voting Preferred Stock as required under Subsection 3(d) of Part C of Article FOURTH.

E.             UNDESIGNATED PREFERRED STOCK.  The Board or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

FIFTH: STOCKHOLDER ACTION

1.             Action without Meeting.  Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.             Special Meetings.  Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons.  Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

SIXTH: DIRECTORS

1.             General.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.             Election of Directors.  Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.             Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors.  At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the succeeding annual meeting of stockholders after their election.  Notwithstanding the foregoing, the Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4.             Vacancies.  Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders.  Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the term in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.  In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.             Removal.  Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors.  At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

SEVENTH: LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the Director derived an improper personal benefit.  If the General Corporation Law is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the General Corporation Law, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

EIGHTH: AMENDMENT OF BY-LAWS

1.             Amendment by Directors.  Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.             Amendment by Stockholders.  The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

NINTH: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.  Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

* * *

3.             The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4.             That said Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this     th day of                         , 2011.

By:
Vipin K. Garg, PhD
President and Chief Executive Officer

Tranzyme, Inc.

Sixth Amended and Restated Certificate of Incorporation

-Signature Page-